Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

December 15, 2008

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Ladies and Gentlemen:

We have acted as counsel to Ceridian Corporation, a Delaware corporation (the “Company”), and the guarantors listed on Schedules I, II, III, and IV hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, File No. 333-152649 (as amended, the “Registration Statement”), with respect to $825,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2015 (the “Senior Cash-Pay Notes”) and up to $650,791,165 aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and, together with the Senior Cash-Pay Notes, the “Notes”) of the Company to be issued under an Indenture, dated as of November 9, 2007 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will be unconditionally guaranteed on a senior basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Notes will be executed and delivered by the Guarantors substantially in the form examined by us.

In addition, we rely on the opinion of Venable LLP as to (i) the valid existence of the Guarantor listed on Schedule I hereto (the “Schedule I Guarantor”), (ii) that the Schedule I Guarantor has the requisite corporate power and authority to enter into its Guarantee and (iii) that the execution, delivery and performance of the Guarantee by the Schedule I Guarantor has been duly authorized by all necessary corporate action on the part of such Schedule I Guarantor. We rely on the opinion of Sherrard & Roe, PLC as to (i) the valid existence of the Guarantor listed on Schedule II hereto (the “Schedule II Guarantor”), (ii) that the Schedule II Guarantor has the requisite corporate power and authority to enter into its Guarantee and (iii) that the execution, delivery and performance of the Guarantee by the Schedule II Guarantor has been duly authorized by all necessary corporate action on the part of such Schedule II Guarantor. We rely on the opinion of Oppenheimer Wolff & Donnelly LLP as to (i) the valid existence of each of the Guarantors listed on Schedule III hereto (the “Schedule III Guarantors”), (ii) that each of the Schedule III Guarantors has the requisite corporate power and authority to enter into its Guarantee and (iii) that the execution, delivery and performance of the Guarantee by each Schedule III Guarantor has been duly authorized by all necessary corporate action on the part of such Schedule III Guarantor.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company has all requisite corporate power and authority to execute and deliver the Notes and to perform its obligations thereunder. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Notes, when duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. Each of the Guarantors listed on Schedule IV hereto (the “Schedule IV Guarantors”) have all requisite corporate power and authority to execute and deliver the Guarantees and to perform each of their obligations thereunder. The execution, delivery and performance of the Guarantees by each of the Schedule IV Guarantors have been duly authorized by all necessary corporate action on the part of such Schedule IV Guarantor.

3. When the Notes have been duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, the Guarantees of each Guarantor will constitute the legal, valid and binding obligations of such Guarantor, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the states of New York, California and Florida and the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule I

Guarantor	Jurisdiction of Incorporation
Comdata Network, Inc.	Maryland

Schedule II

Guarantor	Jurisdiction of Incorporation
Comdata Network, Inc. of Australia	Tennessee

Schedule III

Guarantor	Jurisdiction of Incorporation
FTB Insurance Agency, Inc.	Minnesota

Intertax, Inc.	Minnesota

Schedule IV

Guarantor	Jurisdiction of Incorporation
ABR Information Services, Inc.	Florida

ABR Properties, Inc.	Florida

Ceridian Benefits Services, Inc.	Florida

Ceridian Canada Holdings, Inc.	Delaware

Ceridian Recruiting Solutions, Inc.	Delaware

Ceridian Retirement Plan Services, Inc.	California

Ceridian Tax Service, Inc.	Delaware

Comdata Network, Inc. of California	California

Comdata Processing Systems, Inc.	Delaware

Comdata Stored Value Solutions, Inc.	Delaware

Comdata Telecommunications Services, Inc.	Delaware

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